Exhibit 99.1

Splash Beverage Group Finalizes Merger Initiatives; FINRA Approves Name and Ticker Change

Ft. Lauderdale, Florida--(Newsfile Corp. - August 3, 2020) - Splash Beverage Group, Inc. (OTC PINK: SBEV), a holding company with a leading portfolio of beverage brands, formerly known as Canfield Medical Supply, Inc. (CNMF) announced on April 4th that it had completed a merger on March 31, 2020 with Splash Beverage Group, Inc. ("Splash") (https://www.SplashBeverageGroup.com), an innovative beverage company that markets naturally flavored tequilas under the "SALT Naturally Flavored Tequila" brand as well as performance drinks, under the "TapouT" brand, containing a proprietary blend of essential vitamins, minerals and electrolytes.

To view an enhanced version of this graphic, please visit:
https://orders.newsfilecorp.com/files/7319/60942_a86fd13fa492a8d7_002full.jpg

To view an enhanced version of this graphic, please visit:
https://orders.newsfilecorp.com/files/7319/60942_a86fd13fa492a8d7_003full.jpg

Splash is pleased to announce that On July 30, 2020, FINRA approved the name change to Splash Beverage Group, Inc. and received its new symbol, trading on the OTC Markets, "SBEV".

To view an enhanced version of this graphic, please visit:
https://orders.newsfilecorp.com/files/7319/60942_a86fd13fa492a8d7_004full.jpg

CEO Robert Nistico states, "We are thrilled to have our branding in place toward increased opportunities in our market. We have much to share with investors in the coming days and look forward to growing shareholder value here in a big way alongside our positioning the company as an industry leader."

Watch OTC PR Wire coverage on Splash Beverage with Exclusive Highlights Here

Cannot view this video? Visit:
https://www.youtube.com/watch?v=lLxz60z_3RI

FOLLOW SPLASH BEVERAGE ON TWITTER: www.twitter.com/SplashBev @splashbev

1

About Splash Beverage Group, Inc.:

Splash Beverage Group specializes in manufacturing, distribution, sales & marketing of various beverages across multiple channels. SBG operates in both the non-alcoholic and alcoholic beverage segments which they believe leverages efficiencies and dilutes risk.

SBG believes its business model is unique as it ONLY develops/accelerates brands it perceives to have highly visible pre-existing brand awareness or pure category innovation.

Splash Beverage Group's vision and business model is to grow its existing portfolio and seek strategic acquisitions, ultimately leading individual brands to exit at times that offer attractive multiples. Unlike many other sectors, historically the beverage industry enjoys valuations/exits of 5-7 times topline revenue not EBITA.

SALT Naturally Flavored Tequila is 100% agave, 80 proof naturally flavored tequila. SALT Tequila is remarkably smooth with a clean and delicate taste. Grown, distilled and bottled in the region of Jalisco Mexico, each handcrafted bottle of SALT Tequila is the result of years of hard work, determination and countless blends until they reached perfection. SALT Tequila offers a variety of naturally flavored tequilas including Berry, Citrus and Salted Chocolate.

TapouT is an international lifestyle brand that has been at the forefront of Mixed Martial Arts since its inception in 1997. Now associated with the WWE, TapouT beverages includes a complete line of high-performance sports drinks. TapouT Performance features a 3-in-1 advanced performance formula that delivers energy, hydration and cellular recovery benefits. TapouT performance is natural and restores what the body loses through physical exertion with key vitamins & minerals and all 5 electrolytes.

CONTACT:

Splashbeveragegroup.com
info@splashbeveragegroup.com
Phone: 954-745-5815

2